UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 1/16/2013

Commission File Number

001-34581

Kraton Performance Polymers, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-0411521
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

15710 John F. Kennedy Blvd., Suite 300

Houston, TX 77032

(Address of principal executive offices, including zip code)

281-504-4700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Establishment of Business Performance Targets for 2013 Cash Incentive Plan. On January 16, 2013, the Compensation Committee of Kraton Performance Polymers, Inc. approved the structure of the 2013 cash incentive program and the 2013 business performance targets under the Kraton Performance Polymers Inc. 2013 Cash Incentive Plan for the Kraton Leadership Team, which includes our named executive officers. Target bonus amounts as a multiple of base salary for each executive and personal performance targets (which will be comprised of a number of unique, individual performance measures within the executive’s area of management or control) will be established at a subsequent Compensation Committee Meeting and disclosed in an amendment to this Current Report on Form 8-K.

The business performance targets for 2013 are comprised of three performance measures, each of which has been assigned an individual weighting by the Committee: achievement of adjusted EBITDA (EBITDA adjusted for certain non-cash, unusual or nonrecurring items) (35%); achievement of operating cash flow (30%); and achievement of adjusted EBITDA at estimated current replacement cost (adjusted EBITDA net of the impact of the spread between the first-in first-out basis of accounting, under which we report our financial results, and the estimated current replacement cost basis of valuing our inventory and cost of goods sold) (35%).

The Committee has established threshold, target and stretch goals for each of the business performance targets and will establish such goals for personal performance targets, which in each case, if achieved, will provide a bonus multiplier ranging from 0.5 to 2.0. Business performance targets will account for 75% of the cash incentive payment, and personal performance targets will account for 25%. The cash incentive payment for any given named executive officer will be equal to:

(0.75 x Business Factor) + (0.25 x Personal Factor) = Total Annual Cash Incentive

Any such bonuses will be paid in cash, and the Company expects that such payments, if any, will be made in first quarter 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraton Performance Polymers, Inc.

Date: January 22, 2013	By:	/s/ Stephen E. Tremblay
Stephen E. Tremblay
Chief Financial Officer